Contact:
Denise T. Powell
Sr. Director, Corporate Communications
Threshold Pharmaceuticals, Inc.
650-474-8206
dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS PROVIDES UPDATE ON CONTINUED PROMISING DATA FROM A PHASE 1/2 CLINICAL TRIAL OF TH-302 AT THE AMERICAN SOCIETY OF CLINICAL ONCOLOGY ANNUAL MEETING

REDWOOD CITY, CA – June 6, 2011 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced clinical trial results related to Threshold’s clinical stage hypoxia-activated prodrug, TH-302. The results were presented at the American Society of Clinical Oncology Annual Meeting in Chicago.

The presentation summarized the Phase 2 experience from the ongoing single arm Phase 1/2 clinical trial, the 403 trial, which is investigating TH-302 in combination with doxorubicin in patients with soft tissue sarcoma. The Phase 2 analysis included patients with first-line soft tissue sarcoma (adjuvant and neoadjuvant therapy accepted) treated at the TH-302 maximum tolerated dose (MTD) of 300 mg/m2 in combination with 75 mg/m2 doxorubicin. Sixty-two patients were included in the analyses including 60 patients with at least one evaluable post-treatment tumor assessment. Best responses were: 1 complete response, 18 partial responses and 32 patients with stable disease for an overall response rate of 32% and a stable disease or better rate of 85%. In addition to the reported response rates, median progression free survival was 6.4 months (95% confidence interval: 5.6 to 8.1 months). Six of the 60 patients continue on study after a median of 15 cycles. The median overall survival was 16.1 months (95% CI: 10.4 months to not reached). With the agreement in February with the U.S. Food and Drug Administration on a Special Protocol Assessment, the Company plans to initiate a Phase 3, randomized, controlled clinical trial comparing TH-302 in combination with doxorubicin with doxorubicin alone with a primary efficacy endpoint of overall survival.

“The phase 2 study of TH-302 in combination with standard doxorubicin in soft tissue sarcoma patients provides a robust database supporting a pivotal phase 3 trial,” said Lee Cranmer, M.D., Ph.D, Arizona Cancer Center, and a clinical investigator for the trial. “The data indicate improved efficacy over conventional doxorubicin, with excellent tolerability. This has the potential to establish a new standard-of-care for the treatment of soft tissue sarcomas. More broadly, the planned phase 3 trial could provide additional proof-of-principle regarding the use of tumor hypoxia as a cancer therapy target.”

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TH-302 continues to be well tolerated at the MTD of 300 mg/m2, including in patients receiving full dose doxorubicin. Fatigue and nausea were the most commonly reported adverse events and were each reported in 63% of patients assessed for safety. Skin rash and hyperpigmentation were reported in 30% and 21% of patients respectively; and stomatitis, an inflammation of the mucous lining in the mouth and throat, was reported in 45% of patients. These events were all grade 1 or grade 2 and reversible. In regards to hematologic toxicity, at the MTD the frequency of grade 3/4 neutropenia and thrombocytopenia was 25% and 33%, respectively.

A copy of the poster may be obtained by calling the Company.

About The Clinical Trial
The 403 trial is a Phase 1/2, multicenter, dose escalation trial to determine the safety, efficacy and pharmacokinetics of TH-302 in combination with doxorubicin in patients with advanced soft tissue sarcoma. The trial was initiated in September 2008. The trial will enroll approximately 100 patients. TH-302 is administered intravenously on days 1 and 8 of a 21 day cycle. Doxorubicin is dosed according to its package insert (75 mg/m2 on day 1 of the 21 day cycle). The Phase 1/2 clinical trial completed the dose escalation component, reached the MTD and continues to enroll patients in the dose expansion cohort.

About Threshold Pharmaceuticals
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302, its mechanism of action, and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, whether future clinical trials will confirm the results of earlier trials, Threshold’s ability to enroll and complete its planned clinical trials, whether ongoing or additional clinical trials will reveal unanticipated or increased side effects, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on May 12, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063  tel: 650.474.8200  fax: 650.474.2529  www.thresholdpharm.com